              [METLIFE INVESTORS DISTRIBUTION COMPANY LETTERHEAD]

                                 April 7, 2011

VIA EDGAR

US Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re: MetLife Insurance Company of Connecticut ("Registrant") Form S-1 Registration Statement
            Pre-Effective Amendment No. 2
            File  No. 333-171834

Ladies and Gentlemen:

      Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as principal underwriter for certain group or individual modified guaranteed annuity contracts issued by the above-referenced Registrant, hereby requests the acceleration of the effective date of the above-captioned Registration Statement on Form S-1 to Friday, April 29, 2011, or as soon thereafter as practicable.

                                Sincerely,

                                METLIFE INVESTORS DISTRIBUTION CO.

                                By:  /s/ Paul M. Kos
                                     -----------------------------------
                                Name:  PAUL M. KOS
                                Title: Vice President